Exhibit 99.6

CONSENT TO REFERENCE IN PROSPECTUS

January 26, 2026

AIAI Holdings Corporation

17304 Preston Road, Suite 520

Dallas, Texas 75252

AIAI Holdings Corporation (the “Company”) is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence following the consummation of the initial public offering as described in the prospectus.

Sincerely,

/s/ Jeanne L. Phillips
Name:	Jeanne L. Phillips